Exhibit 5.2

April 10, 2013

WideOpenWest Finance, LLC

WideOpenWest Capital Corp.

7887 East Belleview Avenue, Suite 1000

Englewood, Colorado 80111

Ladies and Gentlemen:

We have acted as special Alabama state counsel to Knology of Montgomery, Inc., an Alabama corporation (hereinafter “Knology-Montgomery”); Valley Telephone Co., LLC, an Alabama limited liability company (hereinafter “Valley”); Knology Total Communications, Inc., an Alabama corporation (“Knology-Total”); Knology of the Wiregrass, Inc., an Alabama corporation (“Knology-Wiregrass”); Wiregrass Telcom, Inc., an Alabama corporation (“Wiregrass”); and Communications One, Inc., an Alabama corporation (hereinafter “Communications One” and together with Knology-Montgomery, Valley, Knology-Total, Knology-Wiregrass, and Wiregrass sometimes collectively referred to herein as “Alabama Subsidiary Guarantors” together with the other note guarantors to the Indentures, the “Guarantors”) in connection with the preparation of the Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) initially filed by WideOpenWest Finance, LLC, a Delaware limited liability company (“WOW Finance”) and WideOpenWest Capital Corp., a Delaware corporation (“WOW Capital” together with WOW Finance, the “Issuers”) and the Guarantors (the Guarantors together with the Issuers, the “Registrants”) on April 10, 2013 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed offer by Issuers to exchange (the “Exchange Offer”) (i) up to $725,000,000 aggregate principal amount of the Issuers’ outstanding unregistered 10.250% Senior Notes due 2019 (the “Old Senior Notes”) guaranteed by the Guarantors for a like principal amount of the Issuers’ 10.250% Senior Notes due 2019 registered under the Securities Act (the “New Senior Notes”) also guaranteed by the Guarantors (the “Senior Guarantees”) and (ii) up to $295,000,000 aggregate principal amount of the Issuers’ outstanding unregistered 13.375% Senior Subordinated Notes due 2019 (the “Old Senior Subordinated Notes”) guaranteed by the Guarantors for a like principal amount of the Issuers’ 13.375% Senior Subordinated Notes due 2019 registered under the Securities

Act (the “New Senior Subordinated Notes” and together with the New Senior Notes, the “New Notes”) also guaranteed by the Guarantors (the “Senior Subordinated Guarantees” and together with the Senior Guarantees, the “Guarantees”). The New Senior Notes are to be issued pursuant to an Indenture, dated as of July 17, 2012 (the “Senior Indenture”), by and among the Issuers, the Guarantors and Wilmington Trust, National Association, as Trustee (the “Trustee”). The New Senior Subordinated Notes are to be issued pursuant to an Indenture, dated as of July 17, 2012 (the “Senior Subordinated Indenture” and together with the Senior Indenture, the “Indentures”), by and among the Issuers, the Guarantors and the Trustee. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

For purposes of the opinions, which are set forth in paragraphs (1) through (4) below (the “Opinions”), and other statements made in this letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact relevant to the Opinions and other statements made herein, we have relied on the representations and statements of fact made in the documents so reviewed, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the documents submitted to us. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that the Indentures, the Senior Notes, the Senior Subordinated Notes and the Guarantees have not been amended, restated, modified, supplemented or terminated, and no rights thereunder have been waived by any action or inaction of any party thereto. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.

The Opinions are based as to matters of law solely on applicable provisions of the Alabama Business Entity Code, as amended and currently in effect.

Based upon the foregoing, and subject to all of the qualifications, exceptions and limitations stated herein, we are of the opinion that:

1.                                      Relying solely on copies of the certificates issued by the State of Alabama Secretary of State and Department of Revenue (as the case may be), each of the Alabama Subsidiary Guarantors is validly existing as a corporation or limited liability company (as the case may be) and each is in good standing under the laws of the State of Alabama.

2.                                      Each of the Alabama Subsidiary Guarantors has the corporate or limited liability company (as the case may be) power and authority to execute and deliver the Indentures, including Article X thereof containing the Guarantees, to perform its obligations thereunder.

3.                                      The execution, delivery and performance by each Alabama Subsidiary Guarantor of the Indentures, including the Guarantees, have been duly authorized by all necessary corporate action of such Alabama Subsidiary Guarantor.

4.                                      Each of the Alabama Subsidiary Guarantors has duly executed and delivered the Indentures.

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the Opinions expressed herein). We express no opinion in this letter as to federal or state securities laws or regulations, federal or state telecommunications laws or regulations, antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any political subdivision below the state level.

This opinion letter has been prepared for use in connection with the Registration Statement, the Indentures and the Guarantees. This opinion letter speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to effectiveness of the Registration Statement.

We hereby consent to the reliance on, subject to and limited by the assumptions, qualifications, exceptions, and limitations set forth in this opinion letter, this opinion letter by Honigman Miller Schwartz and Cohn LLP; provided, that no such reliance will have any effect on the scope, phrasing or originally intended use of this opinion letter. We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Respectfully submitted,

/s/ Wilkerson & Bryan, P.C.

WILKERSON & BRYAN, P.C.